UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  December 2, 2010

TROPICANA LAS VEGAS HOTEL AND CASINO, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

000-53894	27-0455607
(Commission File Number)	(I.R.S. Employer Identification No.)

3801 Las Vegas Boulevard South, Las Vegas, Nevada	89109
(Address of Principal Executive Offices)	(Zip Code)

(702) 739-2722

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 1, 2010, the board of directors of Tropicana Las Vegas Hotel and Casino, Inc. (the “Company”) appointed Marie Ramsey, effective immediately, to the position of Vice President and Chief Financial Officer of the Company.  As a result, as of such date, Ms. Ramsey became the principal financial officer of the Company.

Ms. Ramsey, age 50, has served as Vice President of Finance of the Company since she joined the Company in June 2010.  Prior to that, Ms. Ramsey served as the Vice President of Finance for MGM Grand Hotel, LLC from 2005 to May 2010, as the Director of Finance for New York-New York Hotel & Casino, LLC from 2002 to 2005 and was employed by Station Casinos as Director of Finance and Financial Controller for two properties (Palace Station and Fiesta Rancho) from 1996 to 2001.  Ms. Ramsey is a certified public accountant and has a bachelor’s degree in accounting from the University of Nevada, Las Vegas.

Ms. Ramsey is a party to an employment agreement entered into on October 1, 2010.  The employment agreement has a term of four years, from October 1, 2010 to September 30, 2014, after which Ms. Ramsey’s employment will continue on an at-will basis.  Ms. Ramsey is entitled under the agreement to (i) a base salary of $180,000 per year during the term of the agreement; (ii) a performance bonus of up to 50% of her base salary, with one half of such bonus earned if the EBITDA target for the performance period is met and the other half of such bonus earned if the applicable targets specific to her and established at the beginning of each performance period are met (with the “performance period” being each calendar year after 2010); and (iii) participate in the equity bonus pool consisting of 5% of the gain upon sale of the Company (with the cost basis for such gain computed at the same cost basis as that of the Company’s controlling stockholder, Trilliant Gaming Nevada Inc. (“Trilliant Gaming”)), such participation to vest 100% on the fifth anniversary of Ms. Ramsey’s hire.  Ms. Ramsey is also entitled to receive benefits similar to similarly situated employees at the Company.

Under the terms of the employment agreement, the Company may terminate Ms. Ramsey’s employment at any time (i) for cause, in which case no further benefits will accrue to Ms. Ramsey; or (ii) without cause, in which case Ms. Ramsey shall be entitled to continue to receive her base salary for six months and continued health and insurance coverage for three months from the date of termination.  Ms. Ramsey may terminate her employment at any time (i) for cause (with 15 days prior written notice and an opportunity for the Company to cure), in which case Ms. Ramsey shall be entitled to continue to receive her base salary for six months and continued health and insurance coverage for three months from the date of termination; or (ii) without cause (with 30 days prior written notice), in which case no further benefits will accrue to Ms. Ramsey.

The above description of the employment agreement with Ms. Ramsey is qualified in its entirety by reference to the agreement attached as Exhibit 10 to this Current Report on Form 8-K, which exhibit is incorporated herein by reference.

Item 8.01.  Other Events.

On November 18, 2010, the Nevada Gaming Commission entered an Order of Registration registering the Company as a holding company of Tropicana Las Vegas, Inc. (“TLVI”), which was approved as a non-restricted licensee to own and operate the Tropicana Las Vegas (the “License”).  The License became effective on December 1, 2010.

Immediately prior to the License becoming effective, at 11:59pm on November 30, 2010, the lease agreement, dated June 22, 2009 (the “Lease Agreement”), between TLVI and Armenco Holdings, LLC (“Armenco”), was terminated.  As a result, as of such date and in accordance with the terms of the Lease Agreement, (i) Armenco ceased to be responsible for the operation of the real property and personal property comprising the Tropicana Las Vegas and such leased property returned to the control of TLVI; and (ii) Armenco transferred to TLVI, for consideration of $1.00, the leases and titles to the gaming devices used in connection with the operation of the Tropicana Las Vegas.  A description of the terms of the Lease Agreement may be found in, and a copy of the Lease Agreement is filed as an exhibit to, the Company’s Form 10 Registration Statement, as amended.

Following the termination of the Lease Agreement and the License becoming effective, on December 1, 2010, the term of the management agreement, dated May 17, 2010 (the “Management Agreement”), by and between TLVI and Trilliant Management, L.P. (“Trilliant LP”), began.  Under the Management Agreement, Trilliant LP will assist TLVI in the management and operation of the Tropicana Las Vegas.  Trilliant LP is an entity controlled by the Company’s controlling stockholder, Trilliant Gaming.  A description of the terms of the Management Agreement may be found in, and a copy of the Management Agreement is filed as an exhibit to, the Company’s Form 10 Registration Statement, as amended.

Item 9.01.  Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits:

Exhibit No.	Description
10	Employment Agreement dated October 1, 2010 by and between Tropicana Las Vegas, Inc. and Marie Ramsey.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tropicana Las Vegas Hotel and Casino, Inc.

Date: December 2, 2010	By:	/s/ Joanne M. Beckett
	Name:	Joanne M. Beckett
	Title:	Vice President, General Counsel and Corporate Secretary

INDEX TO EXHIBITS

Exhibit No.	Description
10	Employment Agreement dated October 1, 2010 by and between Tropicana Las Vegas, Inc. and Marie Ramsey.